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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 7)



                              VIRTUALFUND.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   517919 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_] Rule 13d-1(b)

       [_] Rule 13d-1(c)

       [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

------------------------
CUSIP NO. 517919 10 6                 13G
------------------------


--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


         Lawrence J. Lukis
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
         Not Applicable
                                                                 (b) [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER

             NUMBER OF                       853,222
              SHARES               ---------------------------------------------
           BENEFICIALLY            6         SHARED VOTING POWER
             OWNED BY
               EACH
             REPORTING                       148,000
              PERSON               ---------------------------------------------
               WITH:               7         SOLE DISPOSITIVE POWER


                                             853,222
                                   ---------------------------------------------
                                   8         SHARED DISPOSITIVE POWER


                                             148,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,001,222
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN.
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
         (a)      Name of Issuer

                  VIRTUALFUND.COM, INC.

         (b)      Address of Issuer's Principal Executive Offices

                  7090 Shady Oak Road
                  Eden Prairie, MN 55344

ITEM 2.
         (a)      Name of Person Filing

                  Lawrence J. Lukis

         (b)      Address of Principal Business Office or, if none, Residence

                  3250 Fox Street
                  Long Lake, MN 55356

         (c)      Citizenship

                  United States

         (d)      Title of Class of Securities

                  COMMON STOCK

         (e)      CUSIP Number

                  517919 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO (S)(S) 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned

                  1,001,222

         (b)      Percent of Class

                  6.3%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           853,222

                 (ii)      Shared power to vote or to direct the vote

                           148,000

                (iii)      Sole power to dispose or to direct the disposition of

                           853,222

                 (iv) Shared power to dispose or to direct the disposition of

                           148,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                   July 23, 1999
                                        ----------------------------------------
                                                        Date

                                                   Lawrence J. Lukis
                                        ----------------------------------------
                                                        Signature

                                                   Lawrence J. Lukis
                                        ----------------------------------------
                                                       Name/Title


       The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S) 240.13d-7 for other parties for whom copies are to be sent.

       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)